Exhibit 99

Granite City Food & Brewery Acquires Assets of Three Additional Cadillac Ranch Restaurants for $3.3 Million

Company Also Acquires Related Intellectual Property for $1.5 Million

Fifth Third Bank Increases Credit Facility by $10.0 Million

MINNEAPOLIS December 30, 2011— Granite City Food & Brewery Ltd. (Nasdaq: GCFB) announced today that it has completed the purchase of the assets of three additional Cadillac Ranch All American Bar & Grill restaurants, in Oxon Hill, Maryland; Annapolis, Maryland; and Indianapolis, Indiana, for an aggregate purchase price of approximately $3.3 million.  The Company also acquired certain Cadillac Ranch intellectual property from Restaurant Entertainment Group, LLC for approximately $1.5 million.

Fifth Third Bank provided Granite City an additional $5.0 million delayed draw term loan, which Granite City drew in full to fund such asset acquisitions.  Fifth Third Bank also further increased Granite City’s line of credit from $7.0 million to $12.0 million, bringing the total credit facility to $22.0 million.  The amount available under the line of credit will decrease by $2.0 million upon the first to occur of Granite City’s planned sale-leaseback of its real property in Troy, Michigan, or April 30, 2012.

The Company previously announced the purchase of Cadillac Ranch restaurant assets in Bloomington, Minnesota and Miami, Florida.  The total paid for the Cadillac Ranch assets acquired to date is now $7.7 million.

“Cadillac Ranch is a differentiated concept that uniquely melds entertainment and casual dining to create a special customer experience,” said Rob Doran, CEO.  “The completion of the five restaurant asset acquisitions to date represents a great step for Granite City and allows us the benefit of using the Granite City engine as a platform to grow into a broader and more dynamic restaurant company.”

“These purchases allow us to begin scratching the surface of a variety of synergies between the two concepts including menu, purchasing, and G&A,” said Dean Oakey, CCO.

Pursuant to a further amendment to the master asset purchase agreement, the parties have agreed to use best efforts to enter into separate asset purchase agreements for the Cadillac Ranch restaurant assets in Indianapolis, Indiana, representing a second restaurant in Indianapolis that is presently under construction; Pittsburgh, Pennsylvania; and Hallandale Beach, Florida, representing assets that had been excluded pursuant to an earlier amendment to the master asset purchase agreement.  The aggregate purchase price for these remaining assets is expected to be $1.5 million, bringing the total amount paid or expected to be paid for the Cadillac Ranch assets to $9.2 million.

In May 2011, Granite City received a $9.0 million infusion of equity capital from Concept Development Partners (CDP) in partnership with Dallas-based private equity firm, CIC Partners, along with $10.0 million in debt financing from Fifth Third Bank.  The transaction brought the Company capital, additional management and several new, experienced board members, including Mike Rawlings, former President of Pizza Hut, a Founding Partner of CIC Partners, and current Mayor of Dallas, Lou Mucci, former CFO of BJ’s Restaurants, Michael Staenberg, President of THF Realty, Fouad Bashour, a Founding Partner of CIC Partners, and Rob Doran, former Executive Vice President of McDonalds’s.  Rob Doran now serves as CEO of Granite City.  Since CDP’s investment, Granite City has been developing growth plans for existing restaurants as well as the construction of new restaurants, such as the recently announced Troy, Michigan location set to open in early 2012.

Granite City Food & Brewery is a modern American restaurant and brewery.  Everything served at Granite City is made fresh on site using high quality ingredients, including Granite City’s award-winning signature line of craft beers.  The extensive menu features moderately priced favorites served in generous portions.  Our attractive price point, high service standards, and great food and beer combine for a memorable dining experience.  Granite City Food & Brewery Ltd. opened its first restaurant in St. Cloud, Minnesota in 1999 and currently operates 26 Granite City restaurants and 5 Cadillac Ranch restaurants in 13 states.  Additional information about Granite City Food & Brewery can be found at the Company’s website (www.gcfb.net).

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to maintain our NASDAQ listing, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011.

Contact: James G. Gilbertson

Chief Financial Officer

(952) 215.0676